MULTI-CURRENCY REVOLVING CREDIT FACILITY

(secured by a Guarantee)

The Directors of

Outback Steakhouse Japan KK

Fukuda Building West 2F, 11-3

Akasaka 2-chome

Minato-ku, Tokyo

Date:                           October____, 2003

Dear Sirs,

We are pleased to advise you that Wachovia Bank, National Association, London Branch (the "Bank") (which expression shall include its successors, transferees and assigns) is agreeable to making available to Outback Steakhouse Japan KK, a company incorporated in Japan under registered number 0104-01-050821 and whose registered office is at Fukuda Building West 2F, 11-3, Akasaka 2-chome, Minato-ku, Tokyo (the "Borrower") a multi-currency revolving credit facility in a principal amount not exceeding $10,000,000.00 by way of short term cash advances on the following terms and subject to the following conditions:

DEFINITIONS

In this Agreement:-

            "Advance" means the principal amount of each advance made or to be made to the Borrower under the Revolving Credit Facility;

            "Agreement" means the agreement resulting from the Borrower countersigning this letter;

            "Alternative Currency" means Japanese Yen or any other immediately available and freely transferable and convertible currency other than dollars acceptable to the Bank;

“Applicable Facility Fee Rate” has the meaning set forth in Clause 13.2.

“Applicable Margin” has the meaning set forth in Clause 6.1(c).

            "Associate Bank" means any bank or corporation which is wholly owned by the ultimate holding corporation of the Bank;

            "Bank Basis" means a calculation made on the basis of the actual number of days elapsed or, as appropriate, to elapse and a 365 day year in the case of sterling and a 360 or 365 day year (as is customary in the London Interbank Market) in the case of any other currency;

            "Borrowed Money" means Indebtedness incurred in respect of (i) money borrowed or raised, (ii) any bond, note, loan stock, debenture, bill of exchange, commercial paper or similar instrument (including share capital carrying a right to a preferential dividend or redeemable at the option of shareholders or the issuer thereof at any time), (iii) acceptance or documentary credit facilities, (iv) rental payments under leases and hire-purchase agreements (excluding any amounts applicable to finance charges) (in all cases whether in respect of land, buildings, machinery, equipment or otherwise) entered into primarily as a method of raising finance or of financing the acquisition of the asset the subject thereof, (v) interest rate swaps, currency swaps, financial options, futures contracts or other similar instruments, (vi) guarantees, bonds, stand-by letters of credit or other instruments issued in connection with the performance of contracts, (vii) obligations under conditional or instalment sale agreements or any other obligation to pay the deferred purchase or construction price of assets or services, except trade accounts arising in the normal course of day-to-day trading, (viii) guarantees or other assurances against financial loss in respect of Indebtedness of any person falling within any of (i) to (vii) above and (ix) all other Indebtedness under any arrangement entered into primarily as a method of raising finance (and not in the normal course of, and as part of, day-to-day trading) and which is not referred to in the foregoing paragraphs of this definition;

            "Business Day" means a day (other than a Saturday or a Sunday) on which banks and foreign exchange markets are open for domestic and foreign exchange business in London and, in the case of any transactions requiring payment in the principal domestic financial centre for the relevant currency, such principal domestic financial centre;

            “Closing Date” means October __, 2003.

“Commitment” means $10,000,000.00 as such amount may be reduced from time to time pursuant to this Agreement.

            "Dangerous Substances" means any radioactive emissions and any natural or artificial substances (whether in solid or liquid form or in the form of a gas or vapour and whether alone or in combination with any other substances) capable of causing harm to man or any other living organism supported by the environment, or damaging the environment or public health or welfare, including any controlled, special, hazardous, toxic, radioactive or dangerous waste;

            "Debt Repayments" means in respect of the Group and for the period being measured the aggregate amount of all payments of principal made under or in connection with any Borrowed Money, all as shown in the relevant accounts of the Borrower delivered pursuant to this Agreement;

            "Dollar Amount" means in relation to any Advance that is or is to be denominated in dollars the principal amount thereof and in relation to any Advance that is or is to be denominated in any other currency the principal amount of dollars that would be required to purchase the amount of such Advance in such currency at the Bank's spot rate for the purchase of such currency with dollars in the London Interbank Market at 11am on the third business day prior to the day on which such Advance was or, as the case may be, is to be made;

            "Environmental Law" means all laws, regulations, codes of practice, circulars, guidance notices and the like binding on any member of the Group, (whether of the United Kingdom or elsewhere and including any directive of the European Community which is so binding) concerning the protection of human health or the environment or the conditions of the workplace or the generation, transportation, storage, treatment or disposal of Dangerous Substances;

            "Environmental Licences" means any permit, licence, authorisation, consent or other approval required by any Environmental Law;

            "Event of Default" means any one of the events specified in Clause 12 or any event which with the passing of time or the giving of notice or the making of any determination, formation of any opinion or fulfilment of any other condition would constitute such an event;

“Facility Fee Determination Date” has the meaning set forth in Clause 13.2.

“Facility Fee Payment Date” means each March 31, June 30, September 30 and December 31.

            "Finance Charges" means in respect of the Group and the period being measured, the aggregate amount of the interest, commission, fees and other finance charges of whatsoever nature (including, without limitation, any capitalised interest and rental payments under finance leases and hire purchase agreements but excluding any amount thereof attributable to the payment of capital) incurred by the Group during such period under or in connection with any Borrowed Money, in each case as shown in the relevant accounts of the Borrower delivered pursuant to this Agreement;

            "Finance Documents" means this Agreement, the Guarantee, the Bank's General Conditions, any Hedge Agreements, any certificates or notices given pursuant to this Agreement and any other document designated as such by the Bank;

            "Group" means the group comprising the Borrower and each of its subsidiary undertakings from time to time and any other person(s) the accounts of which are consolidated with those of the Borrower in accordance with generally accepted accounting principles and bases from time to time as applied, on a consistent basis, to the Borrower and "member of the Group" shall be construed accordingly;

            "Guarantee" means the guarantee in form and substance satisfactory to the Bank dated on or about the date hereof and made by the Guarantors in favour of the Bank as security for the Borrower’s obligations to the Bank and shall include any other guarantee or security given to the Bank by the Guarantors as security for the performance of the Borrower’s obligations to the Bank;

            "Guarantor" means Outback Steakhouse, Inc., Outback Steakhouse International, Inc. and Outback Steakhouse International, L.P.

            "Hedge Agreement" means any interest rate hedging agreement entered into by the Borrower from time to time with the Bank with respect to one or more interest rate swap transactions, interest rate cap transactions, interest rate floor transactions, interest rate collar transactions, swap agreements (as defined in 11 U.S.C. § 101) or other similar transactions or agreements, together with all amendments and schedules thereto and confirmations thereof from time to time.

            "Indebtedness" includes any obligation whether as principal or as surety for the payment or repayment of money, whether present or future, actual or contingent;

            "Interbank Rate" means in relation to any Interest Period or other period the rate (rounded upwards if necessary to 4 decimal places) at which the Bank is offered deposits in the currency of the relevant Advance or unpaid sum by leading banks in the London Interbank Market at or about 11 a.m. (London time) on the Quotation Day in each case for a period equal to such Interest Period or other period and in an amount comparable with the amount of such Advance or unpaid sum;

            "Interest Period" means, in relation to an Advance, the period of such Advance being one, two, three or six months as selected by the Borrower (or such other period as the Bank and the Borrower may agree) and in the absence of such selection one month and provided that:-

if any Interest Period relating to any Advance would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period over into another calendar month in which event such Interest Period shall end on the last preceding Business Day;

any Interest Period which commences on the last day of a calendar month and any Interest Period which commences on a day for which there is no numerically corresponding day in the calendar month which is the relevant number of monthsafter the commencement of such Interest Period shall end on the last Business Day of the calendar month which is the relevant number of months after the commencement of such Interest Period; and

(c)           no Interest Period selected or deemed to have been selected by the Borrower shall end after the Final Repayment Date;

            "Mandatory Costs Rate" means in relation to any Interest Period or other period, the cost to the Bank of complying with all reserve, special deposit, capital adequacy, solvency, liquidity ratios, fees or other requirements of or imposed by the Bank of England, the Financial Services Authority, the European Central Bank or any other governmental or regulatory authority for the time being attributable to each Advance or any unpaid sum (rounded up if necessary to 4 decimal places) as conclusively determined by the Bank;

            "Notice of Utilisation" means the notice substantially in the form set out in the Schedule;

“Outback Credit Agreement” means that certain Credit Agreement dated December 21, 1999, by and among Outback Steakhouse, Inc., the banks party thereto, Wachovia Bank, National Association, as Agent, Wachovia Securities, Inc., as Sole Arranger, SunTrust Bank, Tampa Bay, as Syndication Agent and SouthTrust Bank, National Association, as Documentation Agent, as amended by that certain First Amendment to Credit Agreement dated December 20, 2000 as in effect on the date hereof without regard and without giving effect to any waivers given by the Banks (as defined in the Outback Credit Agreement) after the date hereof or amendments agreed to by Outback Steakhouse, Inc. and the Banks (as defined in the Outback Credit Agreement) after the date hereof.  Any definitions, terms, covenants, representations or other provisions of the Outback Credit Agreement that are incorporated herein will continue to be effective for purposes of this Agreement and the other Finance Documents, notwithstanding that the indebtedness under the Outback Credit Agreement has been or hereafter may be partially or fully repaid or the fact that the Outback Credit Agreement otherwise might be terminated.

            "Permitted Encumbrance" means any Security Interest (or in the case of (b) only, any lien):

(a)           created or outstanding with the prior written consent of the Bank;

(b)           arising by operation of law (and not as a result of any default or omission on the part of any member of the Group) in the ordinary course of business and securing obligations not more than three months overdue;

(c)           arising under any retention of title arrangements (other than "all moneys" retention of title arrangements) entered into in the ordinary course of trading and not entered into primarily for the purpose of securing any Indebtedness; and

(d)           over goods or documents of title to goods arising in the ordinary course of trading in connection with documentary credit transactions where such Security Interest secures only so much of the acquisition cost or selling price (and amounts incidental thereto) of such goods and products which is required to be paid within 180 days after the date upon which the same was first incurred;

            "Quotation Day" means in relation to any Interest Period or other period the day on which interest rate quotations are ordinarily given by banks for delivery on the first day of the Interest Period or other such period provided that if quotations would ordinarily be given on more than one day, the Quotation Day for such period shall be the last of those days prior to the commencement of such Interest Period or other period;

            "Repayment Date" means, in relation to an Advance, the last day of the Interest Period relating thereto for which such Advance was made and the "Final Repayment Date" shall mean 21st December 2004;

            "Revolving Credit Facility" means the revolving credit facility of up to $10,000,000.00 (Ten Million US Dollars) to be made available by the Bank to the Borrower in accordance with the provisions of this Agreement;

            "Security Interest" means any mortgage, charge, pledge, lien, encumbrance, conditional sale or other title retention agreement, trust arrangement, preferential right or other agreement or arrangement the economic or commercial effect of which is similar to security or any other security interest whatsoever, howsoever created or arising;

            "subsidiary" and "subsidiary undertaking" shall have the meanings given to them by Sections 736 and 258 (respectively) of the Companies Act 1985 (as amended);

            "Treaty" means the treaty establishing the European Community being the Treaty of Rome of 25th March 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on 7th February 1992 and came into force on 1st November 1993), as further amended from time to time; and

            "Unutilised Amount" means, at any time, the maximum aggregate amount of the Revolving Credit Facility available under this Agreement (as the same may from time to time be reduced or cancelled in accordance with the provisions hereof) less the aggregate Dollar Amountof Advances made and not prepaid or repaid at such time.

Definitions in Outback Credit Agreement.  The following terms when used in this Agreement or any of the other Finance Documents shall, unless otherwise defined herein or therein, have the same meanings as set forth in the Outback Credit Agreement:  “Affiliate”, “Consolidated Subsidiary”, “Fiscal Year”, “Fiscal Quarter”, “Subsidiary”, “GAAP”, “Consolidated Total Debt”, “Controlled Group”, “EBITDA”, “ERISA”, “PBGC”, “Person”, and “Plan”.

Headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement.  Expressions herein before defined shall have the same meanings herein.  Unless the context otherwise requires, words denoting the singular number only shall include the plural and vice versa and words denoting persons shall include companies, corporations and partnerships and vice versa.

Any reference in this Agreement to:-

"accounts" are references to the balance sheet and profit and loss account and cashflow statement of the relevant company together with all relevant notes thereto or reports thereon, whether required by law or regulation or otherwise (and, if applicable, both on a consolidated and an unconsolidated basis);

the "assets" of any person shall include the undertaking, property, revenues and assets (present and future) of whatsoever nature of such person;

a "Clause" or a "Schedule" are, unless otherwise provided, references to clauses of and schedules to this Agreement;

"$" or "dollars" is a reference to the lawful currency of United States of America;

"euros" is a reference to the single currency of participating member states;

"fees" shall, subject to any contrary indication, be construed so as to include (where applicable) disbursements and any VAT on such fees and/or disbursements required to be charged;

"generally accepted accounting principles and bases" means in relation to a company the generally accepted accounting principles and bases of the jurisdiction in which such company is incorporated;

"month" is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month save that where any such period would otherwise end on a day which is not a Business Day, it shall end on the next Business Day provided that, if a period starts on the last day of a calendar month or there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that later month (and references to "months" shall be construed accordingly);

"national currency unit" means the unit of currency (other than the euro) of a participating member state;

"participating member states" is a reference to the member states of the European Union which adopt or have adopted a single currency in accordance with the Treaty;

a "person" shall be construed as a reference to any person, firm, company, partnership, corporation or unincorporated body of persons or any State or Government or any agency thereof;

"tax" shall be construed so as to include any present or future tax, levy, impost, duty, fee, deduction or withholding or other charge of a similar nature (including, without limitation, any penalty or interest payable in connection with any failure to pay or any delay in paying out any of the same) and "taxes" and "taxation" shall be construed accordingly;

an amount denominated in “$” (dollars) shall, where appropriate in Clauses 10, 11 and 12 refer to the equivalent of such amount in any other currency; and

a time of day is a reference to London time.

Any reference in this Agreement to an agreement or document shall be construed as a reference to that agreement or document as the same may have been, or may from time to time be, varied, amended, supplemented, substituted, novated or assigned.

References in this Agreement to statutes and/or statutory provisions shall be construed as referring to such statutes or statutory provisions as respectively replaced, amended, extended, consolidated or re-enacted from time to time and shall include any order, regulation, instrument or other subordinate legislation made under the relevant statute or statutory provisions.

To the extent that there is any conflict between the terms of this Agreement and the terms of the Bank's General Conditions, the terms of this Agreement shall prevail.

Nothing in this Agreement is intended to confer on any person any right to enforce any provision of this Agreement which that person would not have had but for the Contracts (Rights of Third Parties) Act 1999.

PURPOSE

The Borrower undertakes to the Bank that each Advance made to it shall be applied solely in and towards the refinance  of existing Japanese Yen borrowings and to finance the expansion of overseas outlets of the Borrower.

AMOUNT

Subject to the terms and conditions of this Agreement, the Bank agrees to make available to the Borrower a revolving credit facility in an aggregate amount at any one time of up to $10,000,000.00 [Ten Million US Dollars] by way of short term cash advances to be denominated in dollars or any Alternative Currency.

CONDITIONS PRECEDENT

The rights of the Borrower under this Agreement to utilise the Revolving Credit Facility are conditional upon the Bank having received, in form and substance satisfactory to it, all of the following by October 31, 2003and in the event that this does not occur the Revolving Credit Facility and the Bank's obligations in relation to the provision of the Revolving Credit Facility shall be cancelled and reduced to zero:-

(a)        in relation to the Borrower:-

(i)         a copy, certified by a director of the Borrower to be true, complete and up to date, of its memorandum and articles of association, certificate of incorporation and any certificates of incorporation on change of name;

(ii)         a copy, certified as aforesaid, of minutes of the meeting(s) of the board of directors of the Borrower at which valid resolutions were adopted approving the Finance Documents to which it is a party and all the other documents relating thereto and authorising a person or persons to sign and deliver (or execute as a deed, if appropriate) the Finance Documents to which it is a party and to sign and deliver or despatch all other such documents, notices or communications to be given by it pursuant to or in connection with such Finance Documents;

(iii)        a list of names and specimen signatures, certified as aforesaid, of each of the persons referred to in sub-paragraph (ii) above; and

(iv)        a certificate signed by a director of the Borrower stating, inter alia, that the signing and/or execution of the Finance Documents to which it is a party and the exercise of its rights and the performance of its obligations thereunder is within its corporate powers and will not cause any limitation on its borrowing or other powers or on the right of its directors to exercise any such powers (whether contained in its constitutional documentation or in any agreement or instrument or imposed by statute or regulation or otherwise) to be exceeded;

(b)        in relation to the Guarantors:-

(i)         a copy, certified by the secretary or an assistant secretary of each of the Guarantors, to be true, complete and up-to date, of the constitutional documentation of the Guarantors;

(ii)         a copy, certified as aforesaid, of minutes of the meeting(s) of the Board of Directors of each of the Guarantors at which valid resolutions were adopted approving the Finance Documents to which it is a party and all of the documents relating thereto and authorising a person or persons to sign and deliver (or execute as a deed, if appropriate) the Finance Documents to which it is a party and to sign and deliver or despatch all other such documents, notices or communications to be given by it pursuant to or in connection with such Finance Documents;

(iii)        a list of names and specimen signatures, certified as aforesaid, of each of the persons referred to in sub-paragraph (ii) above; and

(iv)        a certificate signed by the secretary or an assistant secretary of each of the Guarantors stating, inter alia, that the signing and/or execution of the Finance Documents to which it is a party and the performance of its obligations thereunder is within its corporate powers and will not cause any limitation upon its borrowing or other powers or on the right of its Directors to exercise any such powers (whether contained in its constitutional documentation or in any agreement or instrument or imposed by statute or regulation or otherwise) to be exceeded;

(c)        the Guarantee duly executed by the parties thereto;

(d)        evidence that there have been granted (either unconditionally or with such conditions as are acceptable to the Bank) and are in full force and effect, all approvals, registrations, licences and consents necessary for the Borrower and each of the Guarantors to execute and deliver the Finance Documents to which it is a party and all other documents referred to therein and to perform their respective obligations thereunder;

(e)        relevant bank mandates and other forms required for the operation of any accounts of the Borrower with the Bank;

(f)         details of all banking and credit facilities and any similar arrangements provided to the Borrower by any bank or other financial institution and the terms of and the basis for continuation of such facilities and arrangements to the extent that they are to be maintained following the initial utilisation of the Revolving Credit Facility;

the initial fee payable pursuant to Clause 13.1;

a consolidated balance sheet of the Borrower and its consolidated subsidiaries as of the fiscal quarter ending March 31, 2003 and the related consolidated statements of income, shareholder’s equity and cash flows for such fiscal period, setting forth in each case in comparative form the figures for the previous fiscal period all prepared by the Borrower and certified by the chief financial officer of the Borrower as to fairness, presentation, generally accepted accounting principles and consistency, with such certification to be free of exceptions and qualifications not acceptable to the Bank.

legal opinion in relation to the Guarantors from Joseph J. Kadow, General Counsel, Vice President and Secretary of Outback Steakhouse, Inc.; and

(j)         such other documents and information as the Bank may reasonably require.

UTILISATION OF THE REVOLVING CREDIT FACILITY

Subject as provided below and to:-

(a)        the conditions set out in Clause 4 having been fulfilled by no later than 10.00 a.m. on the fourth Business Day preceding the date on which the first Advance is to be made hereunder;

(b)        no Event of Default having occurred; and

(c)        the Bank having received a Notice of Utilisation by no later than 9.30 a.m. on the third Business Day preceding the proposed date on which the relevant Advance is requested to be made (or such later time as the Bank may agree), duly completed and signed by the Borrower and specifying:-

(i)         the date on which the proposed Advance is to be made (which shall be a Business Day);

(ii)         the duration of the Interest Period which shall commence on the date on which the proposed Advance is to be made and end on or before the Final Repayment Date;

(iii)        the currency of the proposed Advance which shall be dollars or an Alternative Currency;

(iv)        the amount of the proposed Advance, the Dollar Amount of which shall be:-

(a)        equal to, or less than, the Unutilised Amount on the proposed date on which the Advance is to be made, (adjusted for this purpose, in accordance with Clause 5.2); and

(b)        if less than the Unutilised Amount on the date on which the proposed Advance is to be made, a minimum amount of $100,000.00 (or its equivalent in any other Alternative Currency) or, if more, in integral multiples of $100,000.00 (or its equivalent in any other Alternative Currency) or such other amount as may be agreed by the Bank, together with evidence showing that such Advance will be used for its agreed purposes in form and substance satisfactory to the Bank,

the Bank shall, upon and subject to the terms and conditions of this Agreement, make available such Advance to the Borrower on the day specified in and in accordance with the Notice of Utilisation, or if such day is not a Business Day on the next succeeding Business Day provided that:-

(a)        no Advances shall be made available hereunder after the date falling one month prior to the Final Repayment Date and accordingly the obligations of the Bank to make the Revolving Credit Facility available shall be cancelled on such date; and

(b)        there shall never be more than 8 Advances made during any calendar month and more than 8 Advances in total outstanding at any time.

5.2        For the purpose of determining the maximum amount of a proposed Advance, the Unutilised Amount shall be:

(i)         increased by the aggregate principal Dollar Amount of outstanding Advances which will become repayable on or before the date on which the proposed Advance is to be made; and

(ii)         reduced to take account of the DollarAmount of any other Advance to be made on or before the proposed date on which such Advance is to be made and any reduction in the Revolving Credit Facility which it is known will occur during the proposed Interest Period as a result of a reduction in, or cancellation of part of the Revolving Credit Facility pursuant to this Agreement.

INTEREST

(a)

The rate of interest applicable to each Advance for the Interest Period selected or deemed to be selected for such Advance shall be the rate per annum determined by the Bank to be the aggregate of (i) the Applicable Margin, plus (ii) the Interbank Rate and plus (iii) the Mandatory Costs Rate (if any); and

(b)        Interest on each Advance at the rate aforesaid shall be calculated for the Interest Period for which such Advance was made on the Bank Basis, shall accrue from day to day and be paid in the currency of such Advance on the Repayment Date for such Advance (and, in the case of an Advance with an Interest Period exceeding six months, on the last day of each successive period of six months during the period for which such Advance is outstanding).

(c)        “Applicable Margin” shall be determined quarterly based upon the ratio of Consolidated Total Debt (calculated as of the last day of each Fiscal Quarter) to EBITDA (calculated as of the last day of each Fiscal Quarter for the Fiscal Quarter then ended and the immediately preceding three Fiscal Quarters), as follows:

Ratio of Consolidated

Total Debt to EBITDA                 Applicable Margin

Greater than 1.5                         1.075%

Greater than 1.0 but

equal to or less than 1.5               .825%

Less than or equal to 1.0                           .70%

The Applicable Margin shall be determined effective as of the date (herein, the “Rate Determination Date”) which is 60 days after the last day of the Fiscal Quarter as of the end of which the foregoing ratio is being determined, based on the quarterly financial statements for such Fiscal Quarter, and the Applicable Margin so determined shall remain effective from such Rate Determination Date until the date which is 60 days after the last day of the Fiscal Quarter in which such Rate Determination Date falls (which latter date shall be a new Rate Determination Date); provided that (i) for the period from and including the Closing Date to but excluding the Rate Determination Date next following the Closing Date, the Applicable Margin shall be 0.70%, (ii) in the case of any Applicable Margin determined for the fourth and final Fiscal Quarter of a Fiscal Year, the Rate Determination Date shall be the date which is 120 days after the last day of such final Fiscal Quarter and such Applicable Margin shall be determined based upon the annual audited financial statements for the Fiscal Year ended on the last day of such final Fiscal Quarter,  and (iii) if on any Rate Determination Date Outback Steakhouse, Inc. shall have failed to deliver to the Bank the financial statements required to be delivered pursuant to Section 9(a)(1) or Section 9(a)(2) of the Guarantee with respect to the Fiscal Year or Fiscal Quarter, as the case may be, most recently ended prior to such Rate Determination Date, then for the period beginning on such Rate Determination Date and ending on the earlier of (A) the date on which Outback Steakhouse, Inc. shall deliver to the Bank the financial statements to be delivered pursuant to Section 9(a)(2) of the Guarantee with respect to such Fiscal Quarter or any subsequent Fiscal Quarter, or (B) the date on which Outback Steakhouse, Inc. shall deliver to the Bank annual financial statements required to be delivered pursuant to Section 9(a)(1) of the Guarantee with respect to the Fiscal Year which includes such Fiscal Quarter or any subsequent Fiscal Year, the Applicable Margin shall be determined as if the ratio of Consolidated Total Debt to EBITDA was more than 1.5 at all times during such period.  Any change in the Applicable Margin on any Rate Determination Date shall result in a corresponding change, effective on and as of such Rate Determination Date, in the interest rate applicable to each Advance outstanding on such Rate Determination Date; provided, that no Applicable Margin shall be decreased pursuant to this Clause 6.1(c) if an Event of Default is in existence on the Rate Determination Date.

If any sum due and payable by the Borrower hereunder is not paid on the due date therefor or if any sum due and payable by the Borrower under any judgment of any court in connection herewith is not paid on the date of such judgment, such unpaid sum shall bear interest until the obligation of the Borrower to pay any such sum is discharged in full at the rate per annum which is determined by the Bank to be the aggregate of (1) the Applicable Margin, (2) the Interbank Rate for such periods as the Bank may reasonably select, (3) the applicable Mandatory Costs Rate (if any) and (4) three per cent (3%) with such interest being compounded at the end of each period selected by the Bank.

ALTERNATIVE INTEREST RATES

Notwithstanding anything to the contrary herein contained, if prior to the commencement of any Interest Period or other period selected for or deemed selected for any Advance the Bank shall have determined that:-

(a)        by reason of circumstances affecting the London Interbank Market adequate and fair means do not exist for ascertaining the Interbank Rate applicable to such Interest Period pursuant to Clause 6.1 or other period pursuant to 6.2;  or

(b)        deposits in the currency of such Advance are not or will not be available to the Bank in the London Interbank Market in sufficient amounts in the ordinary course of business to fund any Advance for such Interest Period or other period, then the Bank shall as soon as practicable give written notice of such determination or notice to the Borrower.

In the case of Clause 7.1 if any Advance has not yet been made it shall not be so made, subject to the other provisions of this Clause.

During the period of thirty days from the date of any such notice given pursuant to Clause 7.1 the Bank shall establish (in consultation with the Borrower) an alternative basis (in this Clause  7.3 referred to as the "Substitute Basis") for funding further Advances (including but without limiting the generality hereof, agreeing suitable alternative lengths of Interest Periods and agreeing the fixing of an alternative interest rate to be substituted for the rate which would otherwise have been fixed pursuant to Clause 6).  The Substitute Basis shall reflect all costs to the Bank of making available and maintaining any Advance and the Applicable Margin and shall be computed in a manner and for a period as similar to those provided in Clause 6.1 as is reasonably possible.

If the Bank shall agree such Substitute Basis with the Borrower it shall again be open to the Borrower (subject to all the other terms of this Agreement) to request that Advances be made and the Borrower shall, until the circumstances specified above no longer exist, pay interest on new Advances on such Substitute Basis.  In default of agreement upon a mutually acceptable Substitute Basis within 30 days of the notice referred to in Clause 7.1 the Bank shall be discharged from any obligation to make available further Advances until in the Bank's opinion the circumstances specified above no longer exist.

The certificates, confirmations and determinations of the Bank as to any of the matters referred to in this Clause 7 shall, save for manifest error, be conclusive and binding on the Borrower.

REPAYMENT

Subject to the other provisions of this Agreement, each Advance shall be repaid in full in the currency of such Advance by the Borrower to the Bank on its Repayment Date and the Borrower shall ensure that all Advances, together with all interest accrued thereon, are repaid in full on or before the Final Repayment Date.

If on the date which any Advance is to be made (a "New Advance") the repayment of any outstanding Advance(s) is due to the Bank pursuant to Clause 8.1 (an "Old Advance"), then the Bank shall (without prejudice to the obligations of the Borrower under Clause 8.1) apply the whole or such part of the New Advance in or towards satisfaction of the repayment of the Old Advance pursuant to Clause 8.1 including, if appropriate, purchasing the currency of the Old Advance with the currency of the New Advance.  The Bank shall advise the Borrower of the net amount if any due from one party to the other after the application of funds as aforesaid and such net amount due shall be paid by the Borrower or the Bank, as the case may be, on such date.

The Dollar Amount of any repayment made by any Borrower pursuant to this Clause shall, in accordance with the provisions of this Agreement, be available to be redrawn.

CANCELLATION

The Borrower may, by giving to the Bank not less than fourteen (14) days prior written notice to expire at any time after the date of this Agreement cancel (without premium or penalty) with effect from the expiry of such notice the whole of the portion of the Revolving Credit Facility which is not then being or will not then be utilised or any part thereof (provided that in the case of any cancellation of part of the Revolving Credit Facility, the part of the Revolving Credit Facility so cancelled shall be a minimum amount of $500,000 or, if more, in integral multiples of $100,000 in which event the Revolving Credit Facility, and the commitment of the Bank to provide the same shall be cancelled or (as the case may be) appropriately reduced.  If the Borrower shall so cancel the whole or any part of such portion of the Revolving Credit Facility which is not then being or will not then be utilised, then on the date of such cancellation the Borrower shall pay to the Agent any accrued commitment fee (under Clause 13.2) on the commitment of the Bank to provide the Revolving Credit Facility so cancelled.  Once notice of cancellation of the whole or any part of the Revolving Credit Facility has been given by the Borrower, it shall not be open to the Borrower to withdraw or revoke such notice or for the Borrower to utilise the whole or any part of the Revolving Credit Facility which is the subject of such notice.

The Borrower shall not be entitled to cancel any part of the Revolving Credit Facility otherwise than in accordance with this Clause and no amount cancelled may thereafter be utilised.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Bank on each date that any Advance or other amount remains outstanding, or capable of being made or drawn down, under any of the Finance Documents as follows:-

(a)        it and each of its subsidiary undertakings is duly incorporated and validly existing under the laws of the jurisdiction in which it is incorporated as a limited liability company and is duly authorised and empowered under the said laws to own its assets and to carry on its business and it has the power to execute, deliver and perform and has taken all necessary corporate action to authorise the execution and delivery of and the performance of its obligations under the Finance Documents to which it is a party and all other documents referred to herein or therein to which it is a party;

(b)        neither it nor any of its subsidiary undertakings is in default under any agreement, instrument, arrangement, obligation or duty to which it is a party or by which it is or may be bound and there is no action, litigation, lawsuit or proceeding taking place or pending or threatened against or affecting it before any court, judicial, administrative, arbitral or governmental body or agency which in any such case could result in any material adverse change in its financial condition, assets, business or operations taken as a whole;

(c)        all actions, licences, consents, exemptions and registrations (including, without limitation filings with all governmental or any other regulatory body, authority, bureau or agency and any consents or approvals required for the execution of, or the performance by it of its obligations under, the Finance Documents to which it is a party) required for the validity and enforceability of the Finance Documents to which it is a party have been obtained and are in full force and effect and any condition contained therein or otherwise applicable thereto has been fulfilled or complied with;

(d)        all its obligations and liabilities under the Finance Documents to which it is a party constitute its direct, unconditional and general obligations and rank at least pari passu with all its other present and future Indebtedness and liabilities other than in respect of Permitted Encumbrances;

(e)        at the date hereof all the information provided by it, or any of its subsidiary undertakings, any of their respective officers or any person on its/their behalf to the Bank in connection with this Agreement is true and accurate in all material respects and neither it nor any of its subsidiary undertakings is aware of any material facts or circumstances that have not been disclosed to the Bank and which, if disclosed, could adversely affect the decision of a person considering whether or not to provide finance to the Borrower on the terms and subject to the conditions of this Agreement;

(f)         no Dangerous Substance has been or is being used, disposed of, generated, stored, transported, dumped, deposited, buried or omitted at, on, from or under any premises (whether or not owned, leased, occupied or controlled by it or any of its subsidiary undertakings) in circumstances where this might result in a liability on any such person, which, if proven, might in the opinion of the Bank have a material adverse affect on the ability of the Borrower to perform its obligations under the Finance Documents;

(g)        all requisite Environmental Licences have been obtained and all Environmental Licences and other applicable Environmental Laws have at all times been complied with;

(h)        it has no subsidiaries or subsidiary undertakings other than those (if any) disclosed in writing to the Bank prior to the date hereof;

(i)         there are no Security Interests over or in respect of the whole or any part of its or any of its subsidiary undertakings' assets other than Permitted Encumbrances, if any; and

(j)         no Event of Default has occurred.

COVENANTS AND UNDERTAKINGS

Positive Covenants

The Borrower covenants and undertakes with the Bank that so long as any Advance or other amount remains outstanding, or capable of being made or drawn down or any liability to the Bank subsists under any of the Finance Documents it shall:-

(a)        furnish to the Bank as soon as the same becomes available and in any event within ninety (90) days after the end of each fiscal year, a consolidated balance sheet of the Borrower and its consolidated subsidiaries as of the end of such fiscal year and the related consolidated statements of income, shareholder’s equity and cash flows for such fiscal year setting forth in each case in comparative form the figures for the previous fiscal year, all prepared by the Borrower and certified by the chief financial officer of the Borrower as to fairness of presentation, generally accepted accounting principles and consistency, with such certification to be free of exceptions and qualifications not acceptable to the Bank;

(b)        furnish to the Bank as soon as the same becomes available and in any event within forty-five (45) days after the end of each fiscal quarter, a consolidated balance sheet of the Borrower and its consolidated subsidiaries as of the end of such fiscal quarter and the related consolidated statements of income, shareholder’s equity and cash flows for such fiscal quarter setting forth in each case in comparative form the figures for the previous fiscal quarter, all prepared by the Borrower and certified by the chief financial officer of the Borrower as to fairness of presentation, generally accepted accounting principles and consistency, with such certification to be free of exceptions and qualifications not acceptable to the Bank;

(c)        promptly furnish to the Bank such additional financial or other information as the Bank may from time to time reasonably require;

  (d)       comply with all lawful and applicable laws (including all Environmental Law) and regulations of all governmental and regulatory authorities relating to or affecting any of its or any of its subsidiary undertakings' assets and/or business and will obtain and promptly renew from time to time and comply with the terms of all consents, approvals, authorisations, licences (including all Environmental Licences) and/or exemptions which may be necessary to enable it properly to operate their respective business and for the Borrower to carry out its obligations under each of the Finance Documents;

(e)        notify the Bank in writing immediately on becoming aware of any Event of Default with a description of any steps which it is taking or considering taking in order to remedy or mitigate the effect of the Event of Default or otherwise in connection with it;

(f)         notify the Bank promptly, and in any event within 14 days of its becoming aware of the same, in writing of any litigation or proceeding which is commenced, pending or threatened in respect of it or any of its subsidiary undertakings, where the litigation concerned could result in a liability of more than $500,000 on the part of any of the same;

(g)        ensure and procure that at all times it and each of its subsidiary undertakings is able to pay their respective debts as they fall due and that any obligation owed to its or any of its subsidiary undertakings' creditors is met on the due date therefor or within any applicable originally agreed credit period;

(h)        take out and fully maintain insurances for such risks, perils and contingencies and for such amounts and on such terms as are, in each case, normally insured against by prudent persons carrying on the same class (or classes) of business as that carried on by it (including, in any event, cover in respect of loss of profit); and

shall open and maintain with the Bank a bank account, which shall be and at all times shall remain its primary operating account, and the Borrower shall ensure that its banking transactions are processed through such operating account, including ensuring that any third party that is obliged to make payment to it from time to time makes such payment to such operating account with the Bank.

Negative Covenants

The Borrower covenants and undertakes with the Bank that so long as any Advance or other amount remains outstanding, or capable of being made or drawn down or any liability to the Bank subsists, under any of the Finance Documents it shall not and shall procure that none of its subsidiary undertakings shall:-

(a)        carry out any business other than the business it presently carries out at the date hereof, nor shall it make or permit any change in the scope or nature of its business or cease to carry on its business;

(b)        sell, transfer, assign, lease, charter, lend or otherwise dispose of or part with possession or the ownership of or any interest in any of its property, assets, revenues or undertaking or any part thereof save in the ordinary course of business and shall not enter into or undertake any invoice discounting or factoring arrangements;

(c)        without the prior written consent of the Bank, sell, transfer, assign or otherwise dispose of any interest in any subsidiary or subsidiary undertaking;

(d)        enter into banking or other credit facility arrangements of whatsoever nature or any interest rate or other exchange or hedging agreement other than with the Bank or otherwise incur any Borrowed Money obligations (other than under the Finance Documents in the case of the Borrower or as have been notified to the Bank pursuant to Clause 4.1(f) and approved by the Bank in writing or otherwise with the approval of the Bank in writing);

(e)        acquire, establish or permit to subsist any subsidiary or subsidiary undertaking or acquire any interest in, enter into or form any partnership or joint venture without the prior written consent of Outback Steakhouse, Inc. and shall not permit any dormant subsidiary or subsidiary undertaking to carry out any activity or take any action which would result in such subsidiary or subsidiary undertaking ceasing to be dormant;

(f)         issue any shares, debentures or other securities without the prior written consent of Outback Steakhouse, Inc.;

(g)        amend its memorandum or articles of association or other constitutional documentation in any way or amend its accounting reference date without the prior written consent of Outback Steakhouse, Inc.;

(h)        deal with its book or other debts or accounts receivable (however the same shall be described) otherwise than in the ordinary course of getting in and realising the same, which expression shall not include or extend to the selling or assigning or in any other way factoring or discounting of any such debts or accounts receivable or otherwise.

EVENTS OF DEFAULT

In the event that:-

(a)        the Borrower shall fail to pay any sum required to be paid under any Finance Document in the case of principal or interest on the due date therefor or in the case of any other payment within 3 Business Days of the due date therefor; or

(b)        the Borrower shall default in the due performance or observance of any other covenant, undertaking, condition or provision on its part contained in any Finance Document and such default is not capable of remedy, or if in the opinion of the Bank capable of remedy, shall not have been remedied to the satisfaction of the Bank within 30 days of the earlier of the Bank serving notice on the Borrower requiring the same to be remedied and the Borrower becoming aware of the same; or

(c)        any representation, warranty or statement made or deemed to be made by the Borrower in or pursuant to any Finance Document to which it is a party (including, without limitation, any representation, warranty or statement in any certificate or notice made or delivered pursuant thereto) and which the Bank considers to be material shall be untrue or incorrect in any material respect when made or repeated or if any event occurs as a result of which any such representation, warranty or statement if repeated at any time hereafter with reference to the facts subsisting at the time of such repetition, would be untrue or incorrect in any material respect; or

(d)          (i) any other Borrowed Money exceeding $500,000 in aggregate of any member of the Group shall by reason of breach or default become due and payable or capable of being declared due and payable prior to its stated maturity or due date or if any such Borrowed Money is not paid at the maturity thereof or due date therefore (or within any originally stated applicable grace period) or, if payable on demand, is not paid on demand or if any member of the Group fails to pay when due any amount payable by it under any present or future guarantee or indemnity in respect of Borrowed Money or if any Security Interest in respect of Borrowed Money created by any member of the Group becomes enforceable and steps are taken to enforce the same; or

(ii) any Indebtedness incurred by any member of the Group under a Material Contract is not paid at the maturity thereof or due date therefore (or within any originally stated applicable grace period); or

(iii) there is a default under the terms of a Material Contract which would entitle any party thereto to terminate such Material Contract whether in accordance with its terms, as having been subject to a repudiatory breach or otherwise howsoever.

As used herein, “Material Contract” means any contract which in the reasonable opinion of the Bank is a contract that is material to the business of the Borrower].

(e)        any Material Member of the Group becomes insolvent or applies for or consents to or suffers the appointment of a liquidator, administrator, receiver, administrative receiver, encumbrancer, trustee in bankruptcy or similar official of the whole or any part of its assets, business, property, revenues or undertaking or a petition for the appointment of an administrator of any such person is presented or any Material Member of the Group takes any proceedings under any law, regulation or procedure for adjustment, deferment or rescheduling of its indebtedness or any part thereof or makes or enters into a general assignment or arrangement or composition with or for the benefit of its creditors or a moratorium shall be declared on any of its indebtedness or any creditor of any Material Member of the Group exercises a contractual right to take over the financial management of such member of the Group or any Material Member of the Group is unable to pay its debts as defined in section 123 Insolvency Act 1986 or any Material Member of the Group fails generally to pay its debts as and when they fall due or if proceedings are commenced or threatened against any Material Member of the Group which, if adversely determined, would result in a liability on the part of any such person in excess of $500,000 or any similar event or occurrence shall take place under the laws of any other jurisdiction applicable to any Material Member of the Group.  As used herein, (1) a “Material Member of the Group” means, as of any date, any member of the Group which accounts for (or in the case of a recently formed or acquired member would so account for on a pro forma historical basis) 10% or more of the Consolidated Total Assets of the Group as measured as of the end of the then most recently ended fiscal quarter; and (2) “Consolidated Total Assets” means, at any time, the total assets of the members of the Group, determined on a consolidated basis, as set forth or reflected on the most recent consolidated balance sheet of the Group, prepared in accordance with generally accepted accounting principles; or

(f)         any judgment or order in an amount exceeding  $500,000 made against any Material Member of the Group is not stayed or complied with within 30 days or a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, a material part of the undertakings, assets, rights or revenues of any such person and is not discharged within 30 days; or

(g)        an order is made or resolution is passed for the winding-up, liquidation or dissolution of any Material Member of the Group or analogous proceedings are taken or any Material Member of the Group stops or threatens to stop payments generally or any Material Member of the Group ceases or threatens to cease to carry on its business or any part thereof; or

(h)        any event or occurrence which is analogous or similar to the matters referred to in paragraphs (d), (e), (f) or (g) above shall take place under the laws of any jurisdiction in relation the Guarantor; or

(i)         there is any change in ownership of any of the issued ordinary shares of the Borrower which results in any single person or group of persons acting in concert (as defined in the City Code on Takeovers and Mergers) acquiring control (as defined in Section 840 of the Income and Corporation Taxes Act 1988) of the Borrower, as the case may be, without the prior written consent of the Bank; or

(j)         it becomes unlawful or impossible or contrary to the terms of any consent, authority or other permission for the Borrower to perform or to continue to perform any of its obligations under any of the Finance Documents to which it is a party or if any of such documents ceases to be in full force and effect or ceases to constitute the legal, valid and binding obligations of the Borrower enforceable in accordance with its respective terms; or

(k)        any event or series of events (including without limitation any adverse change in the business, assets or financial condition of the Group) shall occur giving reasonable grounds in the opinion of the Bank for the belief that the Borrower will not, or will not be able, to perform or comply with any of its obligations expressed to be assumed by it under or in connection with any of the Finance Documents to which it is a party; or

(l)         any governmental authority or any person or entity acting or purporting to act under any governmental authority shall have taken any action in order to condemn, seize or appropriate, or to assume custody or control of any member of the Group or of all or any substantial part of the property or assets of any member of the Group or shall have taken any action to curtail the authority in the overall conduct of its business or operations of any member of the Group; or

(m)       it becomes unlawful or impossible for the Guarantors to perform or to continue to perform any of its obligations under the Finance Documents to which it is a party; or

(n)        If any provision of this Agreement, a Hedge Agreement or any other Finance Document shall for any reason cease to be valid and binding on the Borrower or the Borrower shall deny or disaffirm its obligations thereunder; or

(o)        If any provision of the Guarantee shall for any reason cease to be valid and binding on any Guarantor or any Guarantor shall deny or disaffirm its obligations thereunder; or

(p)        The occurrence of a Default (as defined in the Outback Credit Agreement) or an Event of Default (as defined in the Outback Credit Agreement) under the Outback Credit Agreement; or

(q)        Any Guarantor shall fail to observe or perform any covenant or agreement contained in the Guarantee; or

(r)         The occurrence of an Event of Default (as defined in the Guarantee) under the Guarantee; or

(s)(i)      any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of the voting stock of Outback Steakhouse, Inc.; or (ii) as of any date a majority of the Board of Directors of Outback Steakhouse, Inc. consists of individuals who were not either (A) directors of Outback Steakhouse, Inc. as of the corresponding date of the previous year, (B) selected or nominated to become directors by the Board of Directors of Outback Steakhouse, Inc. of which a majority consisted of individuals described in clause (A), or (C) selected or nominated to become directors by the Board of Directors of Outback Steakhouse, Inc. of which a majority consisted of individuals described in clause (A) and individuals described in clause (B); or

(t)(i)      If Outback Steakhouse, Inc., at any time, fails to own 100% of the issued and outstanding capital stock of Outback Steakhouse International, Inc.; or (ii) if Outback Steakhouse, Inc., at any time, fails to own directly or indirectly 100% of the general partnership interests of Outback Steakhouse International, L.P.; or (iii) if Outback Steakhouse, Inc., at any time, fails to own directly or indirectly 51% of the limited partnership interests of Outback Steakhouse International L.P.; or (iv) if Outback Steakhouse International, L.P. at any time, fails to own, directly or indirectly, at least 51% of the capital stock (or equivalent equity interests) of the Borrower, then in any such case and at any time thereafter while such event is continuing, the Bank may by written notice to the Borrower:-

(1)        declare that the obligations of the Bank to make or, as the case may be, maintain the Advances shall be cancelled, whereupon the same shall be cancelled; and/or

(2)        declare the principal amount of and all interest relating to each outstanding Advance and any other sums payable under the Finance Documents to be due and payable, whereupon the same shall become immediately due and payable together with accrued interest thereon to the date of actual payment; and/or

(3)        declare that all or any part of the sums referred to in paragraph (2) above shall henceforth be repayable on demand; and/or

(4)        direct enforcement of, or take any other action in relation to the Guarantee; and/or

(5)        apply the rate of interest referred to in Clause 6.2 to all or any part of the principal amount of each outstanding Advance, any accrued interest and any other sums payable under the Finance Documents; and/or

(6)        waive the Event of Default.

FEES AND EXPENSES

The Borrower will pay to the Bank a fee of $10,000 on the date of this Agreement.

The Borrower shall pay to the Bank a facility fee equal to the product of:  (i) the aggregate of the daily average amounts of the Bank’s Commitment, times (ii) a per annum percentage equal to the Applicable Facility Fee Rate.  Such facility fee shall accrue from and including the Closing Date to and including the Final Repayment Date.  The facility fee shall be payable quarterly in arrears on the first Facility Fee Payment Date following each Facility Fee Determination Date and on the Final Repayment Date; provided that should the Commitment be terminated at any time prior to the Final Repayment Datefor any reason, the entire accrued and unpaid facility fee shall be paid on the date of such termination.  The “Applicable Facility Fee Rate” shall be determined quarterly based upon the ratio of Consolidated Total Debt (calculated as of the last day of each Fiscal Quarter) to EBITDA (calculated as of the last day of each Fiscal Quarter for the Fiscal Quarter then ended and the immediately preceding three Fiscal Quarters) as follows:

Ratio of Consolidated                                                           Applicable

Total Debt to EBITDA                                                        Facility Fee Rate

Greater than 1.5                                                             ..25%

Greater than 1.0

but equal to or less than1.5                                                         ..20%

Less than or equal to 1.0                                                            ..175%

The Applicable Facility Fee Rate shall be determined effective as of the date (herein, the “Facility Fee Determination Date”) which is 60 days after the last day of the Fiscal Quarter as of the end of which the foregoing ratio is being determined, based on the quarterly financial statements for such Fiscal Quarter, and the Applicable Facility Fee Rate so determined shall remain effective from such Facility Fee Determination Date until the date which is 60 days after the last day of the Fiscal Quarter in which such Facility Fee Determination Date falls (which latter date shall be a new Facility Fee Determination Date); provided that (i) for the period from and including the Closing Date to but excluding the Facility Fee Determination Date next following the Closing Date, the Applicable Facility Fee Rate shall be .175%; (ii) in the case of any Applicable Facility Fee Rate determined for the fourth and final Fiscal Quarter of a Fiscal Year, the Facility Fee Determination Date shall be the date which is 120 days after the last day of such final Fiscal Quarter and such Applicable Facility Fee Rate shall be determined based upon the annual audited financial statements for the Fiscal Year ended on the last day of such final Fiscal Quarter, and (iii) if on any Facility Fee Determination Date Outback Steakhouse, Inc. shall have failed to deliver to the Bank the financial statements required to be delivered pursuant to Section 9(a)(1) of the Guarantee or Section 9(a)(2) of the Guarantee with respect to the Fiscal Year or Fiscal Quarter, as the case may be, most recently ended prior to such Facility Fee Determination Date, then for the period beginning on such Facility Fee Determination Date and ending on the earlier of (A) the date on which Outback Steakhouse, Inc. shall deliver to the Bank the financial statements to be delivered pursuant to Section 9(a)(2) of the Guarantee with respect to such Fiscal Quarter or any subsequent Fiscal Quarter, and (B) the date on which the Borrower shall deliver to the Bank annual financial statements required to be delivered pursuant to Section 9(a)(1) of the Guarantee with respect to the Fiscal Year which includes such Fiscal Quarter or any subsequent Fiscal Year, the Applicable Facility Fee Rate shall be determined as if the ratio of Consolidated Total Debt to EBITDA was more than 1.5 at all times during such period.  The Applicable Facility Fee Rate shall not be decreased pursuant to this Clause 13.2 if an Event of Default is in existence on the Facility Fee Determination Date.

Such facility fee shall be calculated on the Bank Basis and shall be payable in arrears as set forth above.

The Borrower shall reimburse the Bank promptly on demand (and without prejudice to such obligations and notwithstanding the other provisions of this Agreement authorises the Bank to deduct the same from any account of the Borrower with the Bank from time to time to the extent that any of the following are outstanding) and on a full indemnity basis, for all fees and all expenses (including but not limited to all legal, travel and other out-of-pocket expenses and all VAT thereon) incurred by the Bank in connection with the preparation, negotiation, completion, execution and, where applicable, registration and filing of the Finance Documents and all documents in connection therewith and shall reimburse the Bank for all expenses (including but not limited to management time and all legal, travel and other out-of-pocket expenses and VAT thereon) incurred in connection with granting any waivers under or agreeing amendments to or variations in any of the same or in protecting any of its rights hereunder or thereunder or in suing for or recovering any sums due to it or in the preservation or enforcement of any of its rights hereunder or thereunder.

The Borrower shall reimburse the Bank on demand in respect of liability to all stamp, registration and other like duties and taxes (including all VAT), if any, in each case payable in connection with the execution, delivery and performance of the Finance Documents and all other documents in connection therewith whether by the Borrower or the Bank or any other party thereto and whether arising as a result of an election or otherwise or in connection with the enforcement of any of the Finance Documents and all such other documents and will indemnify the Bank from any and all liabilities with respect to or resulting from any delay or omission to pay such duties or taxes.

Upon the occurrence of any Event of Default the Borrower shall reimburse the Bank for any subsequent operating and/or management charges or costs of the Bank relating to the Finance Documents (including the subsequent operation and management of the Revolving Credit Facility), the matters contemplated thereby and the outstanding Advances, as determined by the Bank.

CHANGES IN CIRCUMSTANCES

If after the date of this Agreement by reason of (1) the introduction of or any change in law or in its interpretation, administration or application and/or (2) compliance with any new request, directive or requirement of whatsoever nature, from or requirement of any central bank or other fiscal, monetary or competent authority (whether or not having the force of law):-

(a)        there is any increase in the cost to the Bank of agreeing to make, fund or maintain or of making, funding or maintaining all or any part of the Revolving Credit Facility or any Advance or any unpaid sums due to it under any of the Finance Documents; or

(b)        the Bank suffers a reduction in the amount of any payment received or receivable by it or forgoes any interest or other return on or in relation to the Revolving Credit Facility or any Advance or suffers a reduction in return on capital as a result of having entered into any of the Finance Documents and assumed or performed its obligations thereunder; or

(c)        the Bank becomes liable to make any payment on or calculated by reference to the amount of any sum received or receivable by it or owed to it under any of the Finance Documents (other than tax on its overall net income or profits), then the Borrower shall from time to time promptly on demand pay to the Bank amounts sufficient to indemnify the Bank against, as the case may be, any such cost, reduction, forgoing or liability provided always and it is hereby agreed that:-

(i)         the Bank shall promptly notify the Borrower of the happening of such event; and

(ii)         at any time after receipt of notice under paragraph (i) and so long as the circumstances giving rise to such cost, reduction, forgoing or liability continue, the Borrower may on giving the Bank not less than five Business Days’ irrevocable notice, cancel the Bank’s obligation to maintain the Revolving Credit Facility (whereupon the Revolving Credit Facility and the Bank's obligations thereunder shall be cancelled and reduced to zero) and repay the whole (but not part only) of all outstanding Advances together with all interest and other sums payable by the Borrower to the Bank pursuant to any of the Finance Documents.  Determinations made by the Bank under this Clause 14.1 shall be made in good faith and in the same manner as the Bank makes such determinations for its other borrowers who are similarly situated.

In the event that by reason of any change in applicable law, regulation or regulatory requirement or in the interpretation or application thereof after the date hereof the Bank shall be of the opinion that it has become unlawful, illegal or otherwise prohibited for the Bank to maintain or give effect to all or any of its obligations as contemplated by any of the Finance Documents, the Bank shall give notice to the Borrower to that effect and thereupon, the liability of the Bank to make or, as the case may be, to maintain the Revolving Credit Facility shall cease, the Revolving Credit Facility and the Bank's obligations in relation thereto shall be cancelled and reduced to zero and the Borrower shall repay to the Bank on or before the latest day (being, if possible, the last Repayment Date of any outstanding Advance) permitted by such law, regulation or regulatory requirement all outstanding Advances, together with all interest and other sums outstanding and/or payable by the Borrower to the Bank pursuant to any of the Finance Documents.

PAYMENTS

For the purposes of this Agreement, any payment to be made by the Borrower hereunder shall be made in immediately available funds not later than 11.00 a.m. local time on the due date to the account of the Bank at such branch and bank in the principal financial centre of the country of the currency in which such payment is to be made (or to any other account at a bank and place in such financial centre which the Bank may from time to time specify).

If the country of any national currency in which any amount is expressed to be payable under this Agreement participates in Economic and Monetary Union ("EMU") in accordance with Article 109j of the Treaty, then:

any amount expressed to be payable under this Agreement in that national currency shall be made in euros; and

any amount so required to be paid in euros shall be converted from that national currency at the rate stipulated pursuant to Article 109l(4) of the Treaty and payment of the amount in euros derived from such conversion shall discharge the obligation of the relevant party to pay such national currency amount in accordance with, and subject to, the regulations made pursuant to Article 109l(4).

If a change in any currency of a country occurs (including those contemplated by Clause 15.2 above) (a "currency change"), this Agreement will be amended to the extent that the Bank specifies to be necessary to reflect the change in currency and to put the Bank in the same position, so far as possible, as it would have been in if no change in currency had occurred.

Without prejudice to Clause 15.3 above, any references in this Agreement to a Business Day, day-count fraction or other convention (whether for the calculation of interest, determination of payment dates or otherwise) will be amended, with effect from or at any time after a currency change, to the extent that the Bank specifies to be necessary, to comply with, or otherwise reflect or accommodate, any generally accepted conventions and market practice applicable to obligations in the relevant currency in the London Interbank Market.

The Bank shall promptly notify the Borrower of any amendment effected under Clauses 15.3 and 15.4 and any such amendment shall be binding on the Bank and the Borrower.

Without prejudice and in addition to any method of conversion or rounding prescribed by any EMU legislation, each reference in this Agreement to a minimum amount (or an integral multiple thereof) in a national currency unit to be paid to or by the Bank shall be replaced by a reference to such reasonably comparable and convenient amount (or an integral multiple thereof) in the euro as the Bank may from time to time specify.

All sums received by the Bank under any of the Finance Documents, whether in respect of principal, interest, fees, costs or otherwise, shall be received in full without any set-off or counter-claim by the Borrower free and clear of and without any deduction or withholding for or on account of any present or future income or other taxes, levies, imposts, duties, charges or withholdings of any nature whatsoever required by the country of Japan.  In the event that any such deduction or withholding from any payment for the account of the Bank under any of the Finance Documents shall be required or in the event that any payment on or in relation to any amount received by the Bank on account of tax or otherwise shall be required to be made, in each case under any present or future law, directive, regulation or practice, then the Borrower shall forthwith pay to the Bank such additional amounts as will result (after the making of such deduction, withholding or payment) in the receipt and retention by the Bank of the same amount which would otherwise have been received and retained by it pursuant to such Finance Document had no such deduction, withholding or payment been made to the country of Japan.

If any sum becomes due for payment pursuant to any Finance Document on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day unless such Business Day falls in a new calendar month in which event such payment shall be made on the immediately preceding Business Day and the amount of any interest or other fee shall, if not already taken into account, be adjusted accordingly.

In the case of a partial payment under any Finance Document, the Bank may appropriate such amount in satisfaction of the obligations of the Borrower in such order as it shall in its absolute discretion think fit and any such appropriation shall override any appropriation made by the Borrower or the Guarantors.

If the Borrower pays any increased amount under Clause 15.7 and the Bank actually receives or is granted a credit against or remission for any income or corporation tax payable by it, the Bank shall, to the extent that it can do so without prejudice to the retention of the full amount of such credit or remission, reimburse to the Borrower such amount of such credit or remission as the Bank shall in its sole opinion have concluded to be applicable to such deduction or withholding.  Nothing herein contained shall affect the right of the Bank to arrange its tax affairs as it thinks fit and in particular, the Bank shall be under no obligation to claim relief from any tax on its corporate profits or similar tax liability in respect of the imposition of such tax and, if the Bank does claim any such relief, it shall be under no obligation to claim the same in priority to any other claims, reliefs, credits or deductions available to it and shall not in any event be obliged to disclose any matter relating to its tax affairs or computations to any person.

If the Borrower is or becomes bound to pay any increased amount under Clause 15.7 then, so long as such obligation continues, it shall be entitled at any time on giving to the Bank not less than five Business Days’ irrevocable notice to prepay the whole (but not part only) of all outstanding Advances together with all accrued interest and other amounts payable by the Borrower to the Bank pursuant to any of the Finance Documents and to cancel the whole (but not part only) of the Revolving Credit Facility whereupon the Revolving Credit Facility and the Bank's obligations in relation thereto shall be cancelled and reduced to zero.

Prepayments

Subject to the payment of any and all amounts under Clause 18.1, the Borrower shall have the right to prepay Advances in whole from time to time, on giving the Bank 4 days notice in writing.

INTENTIONALLY OMITTED.

INDEMNITIES

The Borrower shall on demand by the Bank indemnify the Bank for all amounts as the Bank may certify to be necessary to compensate it for all costs, expenses, liabilities and losses sustained or incurred by it as a result of (1) any default in payment by the Borrower of any sum under any of the Finance Documents when due, (2) any failure (by reason of any breach or default of any Borrower) to borrow in accordance with Clause 5, (3) the happening of any Event of Default and/or (4) any repayment or prepayment of any Advance or any part thereof otherwise than in accordance with Clause 8.1 (including in each case but not limited to any losses or expenses sustained or incurred in liquidating or re-deploying deposits from third parties acquired to effect or maintain any amounts paid or carried by the Bank, loss of interest and/or loss of margin).  The certificate of the Bank as to the aforesaid amounts shall, save for any manifest error, be conclusive.

Any payment or payments made to the Bank in a currency (the currency in which the relevant payment is being made is hereinafter referred to as the "Relevant Currency") other than the currency in which it is expressed to be due hereunder (the "Due Currency") shall only constitute a discharge to the Borrower to the extent of the Due Currency amount which the Bank is able, on the date or dates of receipt by the Bank of such payment or payments in the Relevant Currency (or, in the case of any such date which is not a Business Day, on the next succeeding Business Day) to purchase with the amounts so received by the Bank on such date or dates.   If the amount of Due Currency which the Bank is so able to purchase falls short of the Due Currency amount originally due to the Bank under this Agreement the Borrower shall immediately reimburse the Bank in the Due Currency any such shortfall and shall indemnify the Bank against any direct loss or damage arising as a result of a failure to make such reimbursement.   This indemnity shall constitute a separate and independent obligation from the other obligations contained in this Agreement.

The Borrower shall on demand by the Bank indemnify the Bank and any receiver or other similar official appointed by the Bank and their respective officers, employees, agents and delegates (together the "Indemnified Parties") against any cost or expense suffered or incurred by them or any of them which:

(i)         arises by virtue of any actual or alleged breach of any Environmental Law (whether by the Borrower, an Indemnified Party or any other person);

(ii)         would not have arisen if this Agreement or the other Finance Documents had not been executed; and

(iii)        was not caused by the negligence or wilful default of the relevant Indemnified Party.

SET-OFF

The Borrower hereby authorises the Bank to apply any credit balance (whether matured or unmatured) to which it is entitled on any of its accounts with the Bank in or towards satisfaction of any sum due to the Bank by it under any of the Finance Documents. For this purpose, the Bank is hereby authorised in the name of the Borrower to do all acts (including breaking time deposits and purchasing one currency with another) and to sign all documents as may be required to effect such application.  The Bank shall not be obliged to exercise any right conferred or acknowledged by this Clause 19 and nothing expressed or implied in any of the Finance Documents shall in any way affect any rights which the Bank may have under applicable law.

ACCOUNTS AND CERTIFICATES

The Bank shall open and maintain on its books in accordance with its normal practice a loan account evidencing the amounts from time to time advanced by and owing to it hereunder which loan account shall be prima facie evidence of such amounts.

Each certificate issued and determination made by the Bank under this Agreement of a rate of interest, calculation of fees, costs, expenses, liabilities, losses or otherwise shall, in the absence of manifest error, be conclusive.

WAIVERS

No delay or omission of the Bank in exercising any right, power or privilege under any of the Finance Documents shall operate to impair such right, power or privilege or be construed as a waiver thereof and any single or partial exercise of any such right, power or privilege shall not preclude any other or future exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies provided under any of the Finance Documents are cumulative and not exclusive of any rights or remedies provided by law.

ASSIGNMENT

This Agreement shall be binding upon and inure for the benefit of the Borrower, the Bank and their respective successors.

The Borrower shall not assign or transfer any of its rights and/or obligations under any of the Finance Documents.

The Bank at any time may transfer all or any part of its rights, benefits and obligations under the Finance Documents by assigning to any one or more other banks (each of which is hereinafter in this Clause 22 called an "Assignee Bank") all or any part of the Bank’s rights and benefits thereunder provided that (1) the Bank shall consult with the Borrower prior to any such transfer, (2) such Assignee Bank shall agree to perform that percentage of the Bank’s obligations hereunder as corresponds to that percentage of the Bank’s rights and benefits so assigned to the Assignee Bank and (3) such Assignee Bank shall, by delivery of such undertaking or agreement as the Bank may approve, have become bound by the terms of the Finance Documents, and in such circumstances the Bank may, if it so determines, act as agent for itself and the Assignee Bank for the purposes of the Finance Documents subject to receipt of appropriate indemnities and the Assignee Bank and the Borrower entering into such appropriate documentation with the Bank as the Bank may require.  Notice of any such transfer shall promptly be given to the Borrower and the Borrower shall execute such documents as the Bank shall require in order to give effect to any such transfer.  For this purpose and for the purpose of entering into any contractual arrangements with any person in relation to the Revolving Credit Facility or any matters contemplated by this Agreement the Bank may disclose to a potential Assignee Bank or any such person such information about the Borrower and its assets and conditions as the Borrower shall have made available to the Bank hereunder or as shall be known to the Bank otherwise howsoever.

If the Bank transfers its right, benefits and obligations under the Finance Documents as provided in Clause 22.3, all references in the Finance Documents to the Bank shall thereafter be construed as references to the Bank and its Assignee Bank(s) to the extent of their respective participations, if any, and the Borrower shall thereafter look only to the Assignee Bank(s) (to the exclusion of the Bank) in respect of that proportion of the Bank’s obligations hereunder as corresponds to such Assignee Bank’s respective participation therein and accordingly such Bank’s maximum liability hereunder shall be appropriately reduced and the Assignee Bank shall proportionately assume a maximum liability equivalent to such reduction in such Bank’s maximum liability.

NOTICES

Save as otherwise provided herein, each notice, request, demand or other communication to be given or made under this Agreement shall be given in writing delivered personally or by letter by first class mail, or facsimile to the address or facsimile number of the addressee set out below:

(1)        in the case of the Bank, if by facsimile to it at 0207 929 4645 and if delivered personally or by letter to it at London Branch, 3 Bishopsgate, London, EC2N 3AB, in each case marked for the attention of Matthew Vickers;

(2)        in the case of the Borrower, if by facsimile to it at (404) 231-2167 Attention:  Greg Walther, with a copy to (813) 286-2247 Attention:  Robert Merritt, and if delivered personally or by letter to it at Outback Steakhouse International, 3390 Peachtree Road, Suite 200, Atlanta, GA 30326, Attention:  Greg Walther, with a copy to Outback Steakhouse, Inc., 2202 North Westshore Boulevard, 5th Floor, Tampa, Florida  33607, Attention:  Robert Merritt,

or at any other numbers or addresses or marked for the attention of such other person as the parties hereto may from time to time notify to each other.

Any notice, request, demand or other communication to be given or made under this Agreement shall be deemed to have been delivered, in the case of any notice, request, demand or other communication given or made by personal delivery or facsimile, on delivery to the correct address or on despatch to the correct facsimile number unless delivered or despatched outside normal business hours when it shall be deemed to be delivered or despatched on the next Business Day and, in the case of any notice, request, demand or other communication given or made by letter, two Business Days after being posted by first class mail, provided that each Notice of Utilisation and any notice given to the Bank pursuant to Clause 9.1 shall only be effective when received by the Bank.

PARTIAL INVALIDITY

In the case that one or more of the provisions contained in this Agreement should prove to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

APPLICABLE LAW

The law of England and Wales is the law applicable to this Agreement.

For the exclusive benefit of the Bank, the Borrower irrevocably agrees that the courts of England and Wales are to have jurisdiction to hear and settle any dispute, suit, action or proceeding which arises out of or in connection with this Agreement (together in this Clause 25 referred to as "Proceedings") save that nothing contained in this Clause 25 shall limit the right of the Bank to take Proceedings against the Borrower in any other court of competent jurisdiction.  The Borrower irrevocably agrees only to bring Proceedings in the courts of England and Wales.

The Borrower irrevocably waives:-

         (a)            any right it may have to the trial by jury of Proceedings in any such court as is referred to in this Clause 25;

         (b)            any objection which it may have now or hereafter to the commencement, or to the venue, of any Proceedings in any such court; and

         (c)            any claim that any such proceedings should be brought in a more convenient forum,

         and further irrevocably agrees that a judgment in any Proceedings brought in any competent court shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction.

The Borrower consents generally in respect of any Proceedings arising out of or in connection with this Agreement to the giving of any relief or the issue of any process in connection with such Proceedings, including, without limitation, the making, enforcement or execution against any property or assets whatsoever of any order or judgment which may be made or given in such Proceedings.

The Borrower hereby irrevocably appoints the following as its agent to accept service of all legal process issued in England and Wales in any Proceedings against the Borrower or its assets:

Name:      Joseph J. Kadow, Esq., Vice President, General Counsel

               and Secretary

               c/o Outback Steakhouse, Inc.

Address:  2202 North Westshore Boulevard, 5th Floor

               Tampa, Florida  33607

Fax:         (813) 281-2114

(the "Service Agent").

         The Borrower agrees that any notice, demand or other communication to be given hereunder and any legal process shall be sufficiently served if delivered to the said Service Agent at its address as specified in this Agreement or such other address in England and Wales as it may have notified to the Bank for such purpose.

If at any time such person as is referred to in Clause 25.5, or any successor appointed pursuant to this sub-clause, ceases to be the agent for service of process of the Borrower in respect of Proceedings in England and Wales (whether in accordance with its terms of appointment, by virtue of its dissolution, its ceasing to have an office in England and Wales or otherwise), the Borrower shall promptly appoint another person acceptable to the Bank for this purpose, having an address for service of process in England and Wales and promptly notify the Bank accordingly.  Failing such appointment within seven days after being required by the Bank to make the same, the Bank shall be irrevocably authorised to appoint any person (including itself), on such person’s standard or usual terms for acceptance of such an appointment (if any), on behalf of the Borrower. By way of security, the Borrower hereby irrevocably appoints the Bank as its attorney to effect any such appointment.

Please confirm your agreement to and acceptance of the terms and conditions set out above on the attached copy of this letter.  The offer of the Revolving Credit Facility shall lapse and shall be deemed to have been withdrawn if the Borrower does not agree and accept the terms hereof within 10 Business Days of the date of this letter.

Yours faithfully,

...........................................................................

For and on behalf of

WACHOVIA BANK, NATIONAL ASSOCIATION,

LONDON BRANCH

We hereby acknowledge our agreement to and acceptance of the terms and conditions set out in the letter of which the above is a true copy.

...............................................................

duly authorized for and on behalf of

Outback Steakhouse Japan KK

SCHEDULE

Notice of Utilisation

[On the headed notepaper of the Borrower]

To:        Wachovia Bank, National Association,

            London Branch

            3 Bishopsgate

            London EC2N 3AB

Dear Sirs,

1.         We refer to the facility agreement (as from time to time amended, varied, novated or supplemented) (the "Facility Agreement") dated October ___ 2003 and made between Outback Steakhouse Japan KK as Borrower and Wachovia Bank, National Association, London Branch as Bank.  Terms used herein shall have the meanings ascribed to them in the Facility Agreement unless the context otherwise requires.

2.         We hereby give you notice that, pursuant to the Facility Agreement and on [date of proposed Advance], we wish to draw an Advance in the principal amount of [insert amount and currency of the Advance (which shall be dollars or an Alternative Currency) ] for an Interest Period of [          ] upon the terms and subject to the conditions contained therein.

3.         We hereby certify that the Advance is to be used for the purposes set out in Clause 2 of the Facility Agreement.

4.         The Advance should be credited to the account of [specify account(s) into which such amount is to be transferred] for value on [date of proposed drawdown].

5.         We confirm that, at the date hereof, the representations and warranties set out in Clause 10 of the Facility Agreement are true and no Event of Default has occurred.

Yours faithfully,

......................................

for and on behalf of

Outback Steakhouse Japan KK